EXHIBIT 3.1

                   CERTIFICATE OF DESIGNATIONS, PREFERENCES
              AND RIGHTS OF SERIES C CONVERTIBLE PREFERRED STOCK
                                      OF
                         INTELECT COMMUNICATIONS, INC.

      INTELECT COMMUNICATIONS, INC. (the "COMPANY"), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify that, pursuant to authority conferred upon the Board of Directors of the Company by the Certificate of Incorporation, as amended, of the Company, and pursuant to Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of the Company at a meeting duly held, adopted resolutions (i) authorizing a series of the Company's previously authorized preferred stock, par value $0.01 per share, and (ii) providing for the designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, of Twelve Thousand Five Hundred (12,500) shares of Series C Convertible Preferred Stock of the Company, as follows:

            RESOLVED, that the Company is authorized to issue 12,500 shares of Series C Convertible Preferred Stock (the "PREFERRED SHARES"), par value $0.01 per share, which shall have the following powers, designations, preferences and other special rights:

            (1) DIVIDENDS. The Preferred Shares shall not bear any dividends.

            (2) CONVERSION OF PREFERRED SHARES. Preferred Shares shall be convertible into shares of the Company's common stock, par value $0.01 per share (the "COMMON STOCK"), on the terms and conditions set forth in this
      Section 2.

                  (a) CERTAIN DEFINED TERMS. For purposes of this Certificate of Designations, the following terms shall have the following meanings:

                        (i) "CONVERSION PRICE" means, as of any Conversion Date (as defined below) or other date of determination, the lower of the Fixed Conversion Price and the Floating Conversion Price, each in effect as of such date and subject to adjustment
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      as provided herein. Notwithstanding the foregoing, if for any 20 of 30 consecutive trading days beginning on or after the Conversion Effective Date (as defined below) the daily volume weighted average trading price (as reported by Bloomberg (as defined below)) of the Common Stock equals or exceeds the lesser of 150% of the Fixed Conversion Price (as defined below) or twelve dollars ($12), then the Company may, at its sole option, by delivering written notice to the Holders of Preferred Stock, elect for the "CONVERSION PRICE" to mean the Fixed Conversion Price and thereafter the Conversion Price shall equal the Fixed Conversion Price in effect as of any Conversion Date or other date of determination and subject to adjustment as provided herein.

                        (ii) "STATED VALUE" means $1,000.

                        (iii) "CONVERSION AMOUNT" means the sum of (A) the Additional Amount (as defined below), provided that the Company has not elected to pay the Additional Amount in cash as described in Section 2(b) below, and (B) the Stated Value.

                        (iv) "ADDITIONAL AMOUNT" means the result of the following formula: (.04)(N/365)(Stated Value).

                        (v) "N" means the number of days from, but excluding, the Issuance Date through, and including, the Conversion Date for the Preferred Shares for which conversion is being elected.

                        (vi) "FIXED CONVERSION PRICE" means 150% of the average daily volume-weighted average trading price (as reported by Bloomberg) of the Common Stock for the ten (10) trading days immediately preceding February 5, 1998, subject to adjustment as provided herein.

                        (vii) "FLOATING CONVERSION PRICE" means, as of any date of determination, the amount obtained by multiplying the Conversion Percentage in effect as of such date by the Market Price for the Common Stock.

                        (viii)"CONVERSION PERCENTAGE" means ninety-seven percent (97%), subject to adjustment as provided herein.

                        (ix) "MARKET PRICE" means, with respect to any security, that price which shall be computed as the arithmetic average of the three lowest Closing Bid Prices for such security for the 10 consecutive trading days immediately preceding such date of determination. (All such determinations to be appropriately adjusted for any stock dividend, stock, split or other similar transaction during such period).

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                        (x) "CLOSING BID PRICE" means, for any security as of
      any date, the last closing bid price for such security on the Principal Market (as defined below) as reported by Bloomberg Financial Markets ("BLOOMBERG"), or, if the Principal Market is not the principal securities exchange or trading market for such security, the last closing bid price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price is reported for such security by Bloomberg, the last closing trade price of such security as reported by Bloomberg, or, if no last closing trade price is reported for such security by Bloomberg, the average of the bid prices of any market makers for such security as reported in the "pink sheets" by the National Quotation Bureau, Inc. If the Closing Bid Price cannot be calculated for such security on such date on any of the foregoing bases, the Closing Bid Price of such security on such date shall be the fair market value as mutually determined by the Company and the holders of Preferred Shares. If the Company and the holders of Preferred Shares are unable to agree upon the fair market value of the Common Stock, then such dispute shall be resolved pursuant to Section 2(e)(iii) below with the term "Closing Bid Price" being substituted for the term "Market Price." (All such determinations to be appropriately adjusted for any stock dividend, stock, split or other similar transaction during such period).

                        (xi) "CLOSING SALE PRICE" means, for any security as of any date, the last closing trade price for such security on the Principal Market (as defined below) as reported by Bloomberg, or, if the Principal Market is not the principal securities exchange or trading market for such security, the last closing trade price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing trade price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no last closing trade price is reported for such security by Bloomberg, the last closing bid price of such security as reported by Bloomberg, or, if no last closing bid price is reported for such security by Bloomberg, the average of the bid prices of any market makers for such security as reported in the "pink sheets" by the National Quotation Bureau, Inc. If the Closing Sale Price cannot be calculated for such security on such date on any of the foregoing bases, the Closing Sale Price of such security on such date shall be the fair market value as mutually determined by the Company and the holders of Preferred Shares. If the Company and the holders of Preferred Shares are unable to agree upon the fair market value of the Common Stock, then such dispute shall be resolved pursuant to Section 2(e)(iii) below with the term "Closing Sale Price" being substituted for the term "Market Price." (All such determinations to be appropriately adjusted for any stock dividend, stock, split or other similar transaction during such period).

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                        (xii) "ISSUANCE DATE" means, with respect to each
      Preferred Share, the date of issuance of the applicable Preferred Share.

                        (xiii)"MANDATORY CONVERSION DATE" means the date which is two (2) years after the applicable Issuance Date unless extended pursuant to Section 3(u) of the Registration Rights Agreement (as defined below) which extension shall be equal to the aggregate number of days of all Grace Periods (as defined in Section 3(u) of the Registration Rights Agreement).

                        (xiv) "PERSON" means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

                      (xv)  "PRINCIPAL MARKET" means the Nasdaq National Market.

                  (b) HOLDER'S CONVERSION RIGHT; MANDATORY CONVERSION. Subject to the provisions of Section 2(d) below, at any time or times on or after the Issuance Date, any holder of Preferred Shares shall be entitled to convert any whole number of Preferred Shares into fully paid and nonassessable shares of Common Stock in accordance with Section 2(e), at the Conversion Rate (as defined below). If any Preferred Shares remain outstanding on the Mandatory Conversion Date, then all such Preferred Shares shall be converted at the Conversion Rate as of such date in accordance with Section 2(e). The Company shall not issue any fraction of a share of Common Stock upon any conversion. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one Preferred Share by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of a fraction of a share of Common Stock. If, after the aforementioned aggregation, the issuance would result in the issuance of a fraction of a share of Common Stock, the Company shall round such fraction of a share of Common Stock up or down to the nearest whole share.

            The Company shall have the right to elect to pay the Additional Amount in cash, in lieu of conversion to Common Stock in accordance with this Section 2. If the Company elects to pay the Additional Amount in cash, such cash shall be paid simultaneously with the delivery to the holder of the certificates representing the Common Stock issuable upon conversion in accordance with Section 2(e) below. The Company shall advise each holder of Preferred Shares in writing (the "CASH DIVIDEND NOTICE") that (i) until such time as the Company shall terminate the Cash Dividend Notice, by providing written notice (the "TERMINATION NOTICE"), the Additional Amount shall be paid in cash and (ii) the effective date of such Cash Dividend Notice, which date shall be at least 5 business days after the date such Cash Dividend Notice is deemed to have been delivered pursuant to Section 9(f) of the Securities Purchase Agreement (as defined below). The Termination Notice shall be effective one (1) business day after the date such Termination Notice is deemed to have

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      been delivered pursuant to Section 9(f) of the Securities Purchase
      Agreement unless a later date shall be specified in such Termination
      Notice.

                  (c) CONVERSION RATE. The number of shares of Common Stock issuable upon conversion of each Preferred Share pursuant to Section 2(b) shall be determined according to the following formula (the "CONVERSION RATE"):

                               CONVERSION AMOUNT
                               Conversion Price

                  (d) LIMITATIONS ON CONVERSION.

                        (i) LIMITATION ON BENEFICIAL OWNERSHIP. The Company shall not effect any conversion of Preferred Shares and no holder of Preferred Shares shall have the right to convert any Preferred Shares pursuant to Section 2(b) to the extent that after giving effect to such conversion such Person (together with such Person's affiliates) would beneficially own in excess of 5% of the outstanding shares of the Common Stock following such conversion. For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by a Person and its affiliates shall include the number of shares of Common Stock issuable upon conversion of the Preferred Shares with respect to which the determination of such sentence is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (i) conversion of the remaining, nonconverted Preferred Shares beneficially owned by such Person and its affiliates and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company (including, without limitation, any warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by such Person and its affiliates. Except as set forth in the preceding sentence, for purposes of this Section 2(d)(i), beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended. A holder of Preferred Shares may waive the restrictions of this paragraph only upon not less than 61 days prior written notice to the Company (with such waiver taking effect only upon the expiration of such 61 day notice period). Notwithstanding anything to the contrary contained herein, each Conversion Notice (as defined below) shall constitute a representation by the holder submitting such Conversion Notice that, after giving effect to such Conversion Notice, the holder will not beneficially own (as determined in accordance with this Section 2(d)(i)) more than 5% of the outstanding shares of Common Stock as reflected in the Company's most recent Form 10-Q or Form 10-K, as the case may be, or more recent public press release or other public notice by the Company setting forth the number of shares of Common Stock outstanding.

                        (ii) CONVERSION RESTRICTIONS. The right of a holder of Preferred Shares to convert Preferred Shares pursuant to this Section 2 shall be limited as set forth below. Without the prior consent of the Company, a holder of Preferred Shares shall not

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      be entitled to convert such Preferred Shares until on or after the date
      (the "CONVERSION EFFECTIVE DATE") which is the earlier of (i) 90 days after the Issuance Date and (ii) the date that the Registration Statement (as defined below) is declared effective by the United States Securities and Exchange Commission (the "SEC"). Notwithstanding the foregoing, the conversion restriction set forth in this Section 2(d)(ii) shall not apply if there shall have occurred an Extraordinary Event (as defined below). For purposes of this Section 2(d)(ii), "EXTRAORDINARY EVENT" means (i) an announcement of a change in control (a consolidation, merger, other business combination or transaction such as a sale of assets) resulting in the holders of the majority of the voting power of the Company holding less than a majority of the voting power of the surviving entity, (ii) the Company completes an equity offering pursuant to an exemption from the registration requirements of the Securities Act of 1933 within 90 days of the Issuance Date (excluding any equity which may be issued upon the exercise or conversion of securities outstanding on the Issuance Date, which securities include, without limitation the following: (a) any conversion to equity by St. James Capital Corp. or its Affiliates ("ST JAMES") of all or part of the existing debt in the principle amount of $6,000,000 or any new credit facility from St. James, up to $15,000,000, involving the issuance of convertible debt with a conversion price at or above the Fixed Conversion Price or warrants which have an exercise price at or above $6.50 per share, provided that such conversion or new credit facility is consummated on or prior to the date which is 60 days after the Issuance Date, (b) a bona fide loan from a commercial lender which does not have an equity feature, (c) the issuance of securities upon exercise or conversion of the Company's options, warrants or other convertible securities or debt outstanding as of the date hereof or to be issued, upon the issuance of the Preferred Shares, to placement agents or advisors in connection with the transactions contemplated hereby, (d) any equipment loans or financings which do not have an equity feature, (e) the grant of additional options or warrants, or the issuance of additional securities, under any Company stock option plan, restricted stock plan or stock purchase plan for the benefit of the Company's employees, officers or directors), (iii) the suspension or delisting of the Common Stock, or (iv) an announcement of a bankruptcy filing or similar event or (f) shares issued pursuant to Section 4(r) of the Securities Purchase Agreement.

                        (iii) CONVERSION CAP. The Company shall not effect any conversion of Preferred Shares and no holder of Preferred Shares shall have the right to convert any Preferred Shares pursuant to Section 2(b) to the extent that after giving effect to such conversion such Person (together with such Person's affiliates) would beneficially own in excess of 15% of the outstanding shares of the Common Stock following such conversion. For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by a Person and its affiliates shall include the number of shares of Common Stock issuable upon conversion of the Preferred Shares with respect to which the determination of such sentence is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (i) conversion of the remaining, nonconverted Preferred Shares beneficially owned by such Person and its affiliates and (ii)

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      exercise or conversion of the unexercised or unconverted portion of any other securities of the Company (including, without limitation, any warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by such Person and its affiliates. Except as set forth in the preceding sentence, for purposes of this Section 2(d)(i), beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended. The restrictions contained in this Section 2(d)(iii) may be waived by written consent of the Company. Notwithstanding the foregoing the restrictions contained in this Section 2(d)(iii) shall not be applicable to the holders of Preferred Shares upon the occurrence of a Triggering Event (as defined below).

                  (e) MECHANICS OF CONVERSION. The conversion of Preferred Shares shall be conducted in the following manner:

                        (i) HOLDER'S DELIVERY REQUIREMENTS. To convert Preferred Shares into shares of Common Stock on any date (the "CONVERSION DATE"), the holder thereof shall (A) transmit by facsimile (or otherwise deliver), for receipt on or prior to 8:00 p.m., Central Time on such date, a copy of a fully executed notice of conversion in the form attached hereto as
      Exhibit I (the "CONVERSION NOTICE") to the Company's designated transfer agent (the "TRANSFER AGENT") with a copy thereof to the Company and (B) surrender to a common carrier for delivery to the Transfer Agent as soon as practicable following such date the original certificates representing the Preferred Shares being converted (or an indemnification undertaking with respect to such shares in the case of their loss, theft or destruction) (the "PREFERRED STOCK CERTIFICATES") and the originally executed Conversion Notice.

                        (ii) COMPANY'S RESPONSE. Upon receipt by the Company of a copy of a Conversion Notice, the Company shall prior to 12:00 p.m., Central Time, on the next business day send, via facsimile, a confirmation of receipt of such Conversion Notice to such holder and the Transfer Agent, which confirmation shall constitute an instruction to the Transfer Agent to process such Conversion Notice in accordance with the terms herein. Upon receipt by the Transfer Agent of the Preferred Stock Certificates to be converted pursuant to a Conversion Notice, together with the originally executed Conversion Notice, the Transfer Agent shall, on the next business day following the date of receipt (or the second business day following the date of receipt if received after 11:00 a.m. local time of the Transfer Agent), (A) issue and surrender to a common carrier for overnight delivery to the address as specified in the Conversion Notice, a certificate, registered in the name of the holder or its designee, for the number of shares of Common Stock to which the holder shall be entitled, or (B) credit such aggregate number of shares of Common Stock to which the holder shall be entitled to the holder's or its designee's balance account with The Depository Trust Company. If the number of Preferred Shares represented by the Preferred Stock Certificate(s) submitted for conversion is greater than the number of Preferred Shares being converted, then the Transfer Agent shall, as soon

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      as practicable and in no event later than three business days after receipt of the Preferred Stock Certificate(s) and at its own expense, issue and deliver to the holder a new Preferred Stock Certificate representing the number of Preferred Shares not converted.

                        (iii) DISPUTE RESOLUTION. In the case of a dispute as to the determination of the Market Price or the arithmetic calculation of the Conversion Rate, the Company shall instruct the Transfer Agent to issue to the holder the number of shares of Common Stock that is not disputed and shall submit the disputed determinations or arithmetic calculations to the holder via facsimile within one (1) business day of receipt of such holder's Conversion Notice. If such holder and the Company are unable to agree upon the determination of the Market Price or arithmetic calculation of the Conversion Rate within one (1) business day of such disputed determination or arithmetic calculation being submitted to the holder, then the Company shall within one (1) business day submit via facsimile
      (A) the disputed determination of the Market Price to an independent, reputable investment bank approved by the Company and by the holders of a majority of the Preferred Shares then outstanding or (B) the disputed arithmetic calculation of the Conversion Rate to the Company's independent, outside accountant. The Company shall cause the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Company and the holder of the results no later than seventy-two (72) hours from the time it receives the disputed determinations or calculations. Such investment bank's or accountant's determination or calculation, as the case may be, shall be binding upon all parties absent manifest error.

                        (iv) RECORD HOLDER. The person or persons entitled to receive the shares of Common Stock issuable upon a conversion of Preferred Shares shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

                        (v)   COMPANY'S FAILURE TO TIMELY CONVERT.

                              (A) CASH DAMAGES. If within three business days after the Transfer Agent's receipt of the Preferred Stock Certificates to be converted and the original Conversion Notice (the "SHARE DELIVERY PERIOD"), which Conversion Notice is in compliance with Section 4(p) of the Securities Purchase Agreement, the Transfer Agent shall fail to issue a certificate to a holder or credit such holder's balance account with The Depository Trust Company for the number of shares of Common Stock to which such holder is entitled upon such holder's conversion of Preferred Shares or to issue a new Preferred Stock Certificate representing the number of Preferred Shares to which such holder is entitled pursuant to Section 2(e)(ii) (a "CONVERSION FAILURE"), in addition to all other available remedies which such holder may pursue hereunder and under the Securities Purchase Agreement between the Company and the initial holders of the Preferred Shares (the "SECURITIES PURCHASE AGREEMENT") (including indemnification pursuant to Section 8 thereof), the Company shall pay additional damages to such holder on each date after such

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      third (3rd) business day such conversion is not timely effected and/or such Preferred Stock Certificate is not delivered in an amount equal to 1.0% of the product of (I) the sum of (a) the number of shares of Common Stock not issued to the holder on a timely basis pursuant to Section 2(e)(ii) and to which such holder is entitled and (b) in the event the Company has failed to deliver a Preferred Stock Certificate to the holder on a timely basis pursuant to Section 2(e)(ii), the number of shares of Common Stock issuable upon conversion of the Preferred Shares represented by such Preferred Stock Certificate, as of the last possible date which the Company could have issued such Preferred Stock Certificate to such holder without violating Section 2(e)(ii) and (II) the Closing Sale Price of the Common Stock on the last possible date which the Company could have issued such Common Stock and such Preferred Stock Certificate, as the case may be, to such holder without violating Section 2(e)(ii). If the Company fails to pay the additional damages set forth in this Section 2(e)(v) within five business days of the date incurred, then the holder entitled to such payments shall have the right at any time, so long as the Company continues to fail to make such payments, to require the Company, upon written notice, to immediately issue, in lieu of such cash damages, the number of shares of Common Stock equal to the quotient of (X) the aggregate amount of the damages payments described herein divided by (Y) the Conversion Price in effect on such Conversion Date as specified by the holder in the Conversion Notice.

                              (B) VOID CONVERSION NOTICE; ADJUSTMENT TO
      CONVERSION PRICE. If for any reason a holder has not received all of the shares of Common Stock prior to the tenth (10th) business day after the expiration of the Share Delivery Period with respect to a conversion of Preferred Shares, then the holder, upon written notice to the Transfer Agent, with a copy to the Company, may void its Conversion Notice with respect to, and retain or have returned, as the case may be, any Preferred Shares that have not been converted pursuant to such holder's Conversion Notice; provided that the voiding of a holder's Conversion Notice shall not effect the Company's obligations to make any payments which have accrued prior to the date of such notice pursuant to Section 2(e)(v)(A) or otherwise. Thereafter, the Fixed Conversion Price of any Preferred Shares returned or retained by the holder for failure to timely convert shall be adjusted to the lesser of (I) the Fixed Conversion Price as in effect on the date on which the holder voided the Conversion Notice and (II) the lowest Closing Bid Price during the period beginning on the Conversion Date and ending on the date such holder voided the Conversion Notice.

                        (vi) PRO RATA CONVERSION AND REDEMPTION. In the event the Company receives a Conversion Notice from more than one holder of Preferred Shares for the same Conversion Date and the Company can convert some, but not all, of such Preferred Shares, the Company shall convert from each holder of Preferred Shares electing to have Preferred Shares converted at such time a pro rata amount of such holder's Preferred Shares submitted for conversion based on the number of Preferred Shares submitted for conversion on such date by such holder relative to the number of Preferred Shares submitted for conversion on such date.

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                        (vii) MECHANICS OF MANDATORY CONVERSION. On the
      Mandatory Conversion Date, all holders of Preferred Shares shall surrender all Preferred Stock Certificates, duly endorsed for cancellation, to the Transfer Agent and all outstanding Preferred Shares shall be converted as of such date as if the holders of such Preferred Shares had given the Conversion Notice for all such shares on the Mandatory Conversion Date; provided that the Mandatory Conversion Date shall be extended for any Preferred Shares for as long as (A) the conversion of such Preferred Shares would violate the provisions of Section 2(d), (B) a Triggering Event shall have occurred and be continuing or (C) any event shall have occurred and be continuing which with the passage of time and the failure to cure would result in a Triggering Event. All holders of Preferred Shares shall thereupon surrender all Preferred Stock Certificates, duly endorsed for cancellation, to the Company or the Transfer Agent, provided that the Company has complied with its obligations under this Section 2(e).

                  (f) TAXES. The Company shall pay any and all stamp and transfer taxes that may be payable with respect to the issuance and delivery of Common Stock upon the conversion of Preferred Shares.

                  (g) ADJUSTMENTS TO CONVERSION PRICE. The Conversion Price will be subject to adjustment from time to time as provided in this Section 2(g).

                        (i) ADJUSTMENT OF FIXED CONVERSION PRICE UPON ISSUANCE OF COMMON STOCK. So long as at least 20% of the Preferred Shares issued are outstanding, if and whenever on or after the date of issuance of the Preferred Shares, the Company issues or sells (other than in a firm commitment underwritten public offering which complies with the rules and regulations of the Securities Act of 1933, as amended, and except for the Preferred Shares and any Common Stock issued upon the exercise, exchange or conversion of the Excluded Securities (as defined below)), or in accordance with this Section 2(g) is deemed to have issued or sold, any shares of Common Stock (including the issuance or sale of shares of Common Stock owned or held by or for the account of the Company, but excluding shares of Common Stock deemed to have been issued by the Company in connection with an Approved Stock Plan (as defined below) or upon conversion of the Preferred Shares and except for Common Stock issued upon the exercise, exchange or conversion of the Excluded Securities) for a consideration per share less than 95% of the average of the Closing Bid Price of the Common Stock for the five trading days immediately preceding the date of such issuance or sale (the "APPLICABLE PRICE"), then immediately after such issue or sale, the Fixed Conversion Price shall be reduced to an amount equal to the product of (x) the Fixed Conversion Price in effect immediately prior to such issue or sale and (y) the quotient of (1) the sum of (I) the product of the Applicable Price and the number of shares of Common Stock Deemed Outstanding (as defined below) immediately prior to such issue or sale and (II) the consideration, if any, received by the Company upon such issue or sale, divided by (2) the product of (I) the Applicable Price multiplied by (II) the number of shares of Common

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      Stock Deemed Outstanding immediately after such issue or sale. For purposes of determining the adjusted Fixed Conversion Price under this
      Section 2(g)(i), the following shall be applicable:

                              (A) ISSUANCE OF OPTIONS. If the Company in any manner grants or sells any Options and the lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Option or upon conversion or exchange at a fixed conversion price of any Convertible Securities issuable upon exercise of such Option is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the granting or sale of such Option for such price per share. For purposes of this Section 2(g)(i)(A), the "lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Option or upon conversion or exchange of any Convertible Securities issuable upon exercise of such Option" shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one share of Common Stock upon granting or sale of the Option, upon exercise of the Option and upon conversion or exchange of any Convertible Security issuable upon exercise of such Option. No further adjustment of the Fixed Conversion Price shall be made upon the actual issuance of such Common Stock or of such Convertible Securities upon the exercise of such Options or upon the actual issuance of such Common Stock upon conversion or exchange of such Convertible Securities.

                              (B) ISSUANCE OF CONVERTIBLE SECURITIES. If the Company in any manner issues or sells any Convertible Securities after the Issuance Date and the lowest price per share for which one share of Common Stock is issuable upon such conversion or exchange thereof at a fixed conversion price is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the issuance of sale of such Convertible Securities for such price per share. For the purposes of this
      Section 2(g)(i)(B), the "price per share for which one share of Common Stock is issuable upon such conversion or exchange" shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one share of Common Stock upon the issuance or sale of the Convertible Security and upon the conversion or exchange of such Convertible Security. No further adjustment of the Fixed Conversion Price shall be made upon the actual issuance of such Common Stock upon conversion or exchange of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustment of the Fixed Conversion Price had been or are to be made pursuant to other provisions of this Section 2(g)(i), no further adjustment of the Fixed Conversion Price shall be made by reason of such issue or sale. Notwithstanding the foregoing, no adjustment shall be made pursuant to this Section 2(g)(i)(B) to the extent that such adjustment is based solely on the fact that such Convertible Securities are convertible into or exchangeable for Common Stock at a price which varies with the market price of the Common Stock.

                              (C) CHANGE IN OPTION PRICE OR RATE OF CONVERSION. If the purchase price provided for in any Options, the additional consideration, if any, payable upon the issue, conversion or exchange of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exchangeable for Common Stock changes at any time, the Fixed Conversion Price in effect at the time of such change shall be adjusted to the Fixed Conversion Price which would have been in effect at such time had such Options or Convertible Securities provided for such changed purchase price, additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold. For purposes of this Section 2(g)(i)(C), if the terms of any Option or Convertible Security that was outstanding as of the date of issuance of the Preferred Shares are changed in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such change. No adjustment shall be made if such adjustment would result in an increase of the Fixed Conversion Price then in effect.

                              (D) CALCULATION OF CONSIDERATION RECEIVED. In case any Option is issued in connection with the issue or sale of other securities of the Company, together comprising one integrated transaction in which no specific consideration is allocated to such Options by the parties thereto, the Options will be deemed to have been issued for a consideration of $.01. If any Common Stock, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor will be deemed to be the net amount received by the Company therefor. If any Common Stock, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Company will be the fair value of such consideration, except where such consideration consists of securities, in which case the amount of consideration received by the Company will be the Market Price of such securities on the date of receipt. If any Common Stock, Options or Convertible Securities are issued to the owners of the non-surviving entity in connection with any merger in which the Company is the surviving entity, the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such Common Stock, Options or Convertible Securities, as the case may be. The fair value of any consideration other than cash or securities will be determined jointly by the Company and the holders of a majority of the Preferred Shares then outstanding. If such parties are unable to reach agreement within ten (10) days after the occurrence of an event requiring valuation (the "VALUATION EVENT"), the fair value of such consideration will be determined within five business days after the tenth (10th) day following the Valuation Event by an independent, reputable appraiser jointly selected by the Company and the holders of a majority of the Preferred Shares then outstanding. The determination of such appraiser shall be deemed binding upon all parties absent manifest error and the fees and expenses of such appraiser shall be borne by the Company.

                              (E) RECORD DATE. If the Company takes a record of the holders of Common Stock for the purpose of entitling them (1) to receive a dividend or other distribution payable in Common Stock, Options or in Convertible Securities or (2) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date will be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

                              (F)   CERTAIN DEFINITIONS.  For purposes of this
      Section 2(g)(i), the following terms have the respective meanings set forth below:

                                    (I) "APPROVED STOCK PLAN" shall mean any
      employee benefit plan which has been approved by the Board of Directors of the Company, pursuant to which the Company's securities may be issued to any employee, officer, director, consultant or other service provider for services provided to the Company.

                                    (II) "COMMON STOCK DEEMED OUTSTANDING"
      means, at any given time, the number of shares of Common Stock actually outstanding at such time, plus the number of shares of Common Stock deemed to be outstanding pursuant to Sections 2(g)(i)(A) and 2(g)(i)(B) hereof regardless of whether the Options or Convertible Securities are actually exercisable at such time, but excluding any shares of Common Stock owned or held by or for the account of the Company or issuable upon conversion of the Preferred Shares.

                                    (III) "OPTIONS" means any rights, warrants
      or options to subscribe for or purchase Common Stock or Convertible Securities other than those issued pursuant to an Approved Plan.

                                    (IV) "CONVERTIBLE SECURITIES" means any
      stock or securities (other than Options) directly or indirectly convertible into or exchangeable for Common Stock.

                                    (V) "EXCLUDED SECURITIES" means any Common
      Stock or equity which may be issued upon the exercise or conversion of securities outstanding on the Issuance Date which securities include, without limitation the following: (a) the $2.0145, 10% Cumulative Convertible Preferred Shares, Series A of the Company (the "SERIES A PREFERRED"), (b) the $4.375, 10% Cumulative Convertible Preferred Stock, Series B of the Company (the "SERIES B PREFERRED"), (c) any options or warrants issued on or prior to the date hereof and the issuance of Common Stock on the exercise thereof or to be issued following the Closing to placement agents and advisors in connection with the transactions contemplated hereby, (d) any conversion to equity by St.

      James of all or part of the existing debt in the principle amount of $6,000,000 or any new credit facility from St. James up to $15,000,000 involving the issuance of convertible debt with a conversion price at or above the Fixed Conversion Price or warrants which have an exercise price at or above $6.50 per share, provided that such conversion or new credit facility is consummated on or prior to the date which is 60 days after the Issuance Date and (e) any Preferred Shares issued pursuant to Section 4(r) of the Securities Purchase Agreement or the Common Stock issued upon the conversion thereof.

                        (ii) ADJUSTMENT OF FIXED CONVERSION PRICE UPON SUBDIVISION OR COMBINATION OF COMMON STOCK. If the Company at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Fixed Conversion Price in effect immediately prior to such subdivision will be proportionately reduced. If the Company at any time combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Fixed Conversion Price in effect immediately prior to such combination will be proportionately increased.

                        (iii) Intentionally Omitted.

                        (iv) HOLDER'S RIGHT OF ALTERNATIVE FLOATING CONVERSION PRICE FOLLOWING ISSUANCE OF CONVERTIBLE SECURITIES. If the Company in any manner issues or sells Convertible Securities that are convertible into or exchangeable for Common Stock at a price which varies with the market price of the Common Stock and which either (A) is at a 5% or greater discount to such market price or (B) is at less than a 5% discount to the market price and such market price is calculated using terms more favorable than those used to calculate the Floating Conversion Price (the formulation for such variable price being herein referred to as, the "VARIABLE PRICE"), and such Variable Price is not calculated using the same formula used to calculate the Floating Conversion Price in effect immediately prior to the time of such issue or sale, the Company shall provide written notice thereof via facsimile and overnight courier to each holder of the Preferred Shares ("VARIABLE NOTICE") on the date of issuance of such Convertible Securities. From and after the date the Company issues any such Convertible Securities with a Variable Price, a holder of Preferred Shares shall have the right, but not the obligation, in its sole discretion to substitute the Variable Price for the Floating Conversion Price upon conversion of any Preferred Shares by designating in the Conversion Notice delivered upon conversion of such Preferred Shares that solely for purposes of such conversion the holder is relying on the Variable Price rather than the Floating Conversion Price then in effect. A holder's election to rely on a Variable Price for a particular conversion of Preferred Shares shall not obligate the holder to rely on a Variable Price for any future conversions of Preferred Shares.

                        (v) OTHER EVENTS; EXCLUDED SECURITIES. If any event occurs of the type contemplated by the provisions of this Section 2(g) but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Company's Board of Directors will make an appropriate adjustment in the Conversion Price so as to protect the rights of the holders of the Preferred Shares; provided that no such adjustment will increase the Conversion Price as otherwise determined pursuant to this Section 2(g). Notwithstanding anything in this
      Section 2 to the contrary, there shall be no adjustment of the Fixed Conversion Price upon the issuance, exercise, exchange, or conversion into Common Stock or equity of any of the Excluded Securities.

                        (vi) NOTICES.

                              (A) Immediately upon any adjustment of the Conversion Price, the Company will give written notice thereof to each holder of Preferred Shares, setting forth in reasonable detail, and certifying, the calculation of such adjustment.

                              (B) The Company will give written notice to each holder of Preferred Shares at least twenty (20) days prior to the date on which the Company closes its books or takes a record (I) with respect to any dividend or distribution upon the Common Stock, (II) with respect to any pro rata subscription offer to holders of Common Stock or (III) for determining rights to vote with respect to any Organic Change, dissolution or liquidation, provided that such information shall be made known to the public prior to or in conjunction with such notice being provided to such holder.

                              (C) The Company will also give written notice to each holder of Preferred Shares at least twenty (20) days prior to the date on which any Organic Change (as defined below), dissolution or liquidation will take place, provided that such information shall be made known to the public prior to or in conjunction with such notice being provided to such holder.

            (3) REDEMPTION AT OPTION OF HOLDERS.

                  (a) REDEMPTION OPTION UPON MAJOR TRANSACTION. In addition to all other rights of the holders of Preferred Shares contained herein, upon the consummation of a Major Transaction (as defined below), each holder of Preferred Shares shall have the right, at such holder's option, to require the Company to redeem all or a portion of such holder's Preferred Shares at a price per Preferred Share equal to the greater of (i) 120% of the Stated Value of such share and (ii) the product of (A) the Conversion Rate on such date and (B) the Closing Sale Price of the Common Stock on the date immediately preceding such date on which the Principal Market is open for trading ("MAJOR TRANSACTION REDEMPTION PRICE").

                  (b) REDEMPTION OPTION UPON TRIGGERING EVENT. In addition to all other rights of the holders of Preferred Shares contained herein, after a Triggering Event, each holder of Preferred Shares shall have the right, at such holder's option, to require the Company to redeem all or a portion of such holder's Preferred Shares at a price per Preferred Share equal to the greater of (i) 120% of the Stated Value and (ii) the product of (A) the Conversion Rate in effect at such time as such holder delivers a Notice of Redemption at Option of Buyer Upon a Triggering Event (as defined below) and (B) the Closing Sale Price of the Common Stock on the date immediately preceding such Triggering Event on which the Principal Market is open for trading ("TRIGGERING EVENT REDEMPTION PRICE" and, collectively with "MAJOR TRANSACTION REDEMPTION PRICE," the "REDEMPTION PRICE").

                  (c) "MAJOR TRANSACTION". A "MAJOR TRANSACTION" shall be deemed to have occurred at such time as any of the following events:

                        (i) the consolidation, merger or other business combination of the Company with or into another Person (other than pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Company) involving the issuance, exchange or sale of more than 49.9% of the shares of Common Stock then outstanding;

                        (ii) the sale or transfer of all or substantially all of the Company's assets; or

                        (iii) a purchase, tender or exchange offer made to the holders of more than 49.9% of the outstanding shares of Common Stock.

                  (d) "TRIGGERING EVENT". A "TRIGGERING EVENT" shall be deemed to have occurred at such time as any of the following events:

                        (i) the failure of the Registration Statement to be declared effective by the SEC on or prior to the date that is 180 days after the Scheduled Effective Date;

                        (ii) subject to Section 3(u) of the Registration Rights Agreement between the Company and the Buyers referred to therein (the "REGISTRATION RIGHTS AGREEMENT"), while the Registration Statement is required to be maintained effective pursuant to the terms of the Registration Rights Agreement, the effectiveness of the Registration Statement lapses for any reason (including, without limitation, the issuance of a stop order) or is unavailable to the holder of the Preferred Shares for sale of all of the Registrable Securities (as defined in the Registration Rights Agreement) in accordance with the terms of the Registration Rights Agreement, and such lapse or unavailability continues for a period of seven (7) consecutive trading days, provided that the cause of such lapse or unavailability is not due to factors solely within the control of such holder of Preferred Shares;

                        (iii) the failure of the Common Stock to be listed on the Nasdaq National Market, The NASDAQ Small-Cap Market, The New York Stock Exchange, Inc. or The American Stock Exchange, Inc. for a period of seven (7) consecutive trading days (provided that such failure shall not constitute a Triggering Event if caused by holders of Preferred Shares pursuant to Section 4(c) below);

                        (iv) the Company's or the Transfer Agent's notice to any holder of Preferred Shares, including by way of public announcement, at any time, of its intention not to comply with a request for conversion of any Preferred Shares into shares of Common Stock that is tendered in accordance with the provisions of this Certificate of Designations, or the failure of the Transfer Agent to comply with a Conversion Notice tendered in accordance with the provisions of this Certificate of Designations and
      Section 4(p) of the Securities Purchase Agreement within 10 business days after the receipt by the Transfer Agent of the Conversion Notice; or

                        (v) Upon the Company's receipt of a Conversion Notice, the Company shall not be obligated to issue the Conversion Shares due to the provisions of Section 12 hereof.

                        (vi) the Company breaches any representation, warranty, covenant or other term or condition of the Securities Purchase Agreement, the Registration Rights Agreement, this Certificate of Designations or any other agreement, document, certificate or other instrument delivered in connection with the transactions contemplated thereby and hereby, except to the extent that such breach would not have a Material Adverse Effect (as defined in Section 3(a) of the Securities Purchase Agreement) and except, in the case of a breach of a covenant which is curable, only if such breach continues for a period of at least twenty (20) days.

                  (e) MECHANICS OF REDEMPTION AT OPTION OF BUYER UPON MAJOR TRANSACTION. No sooner than 15 days nor later than 10 days prior to the consummation of a Major Transaction, the Company shall deliver written notice thereof via facsimile and overnight courier ("NOTICE OF MAJOR TRANSACTION") to each holder of Preferred Shares, which notice shall include the date by which a holder receiving a Notice of Major Transaction must provide the Company with notice of its intent to exercise its redemption rights hereunder (which date shall not be sooner than five business days after the date of the Notice of Major Transaction (the "MAJOR TRANSACTION RESPONSE DATE")). The Company shall make a public announcement disclosing all material facts about such Major Transaction prior to providing the Notice of Major Transaction, such public announcement to be made no later than 10 days prior to the consummation of such Major Transaction. At any time after receipt of a Notice of Major Transaction and prior to the Major

      Transaction Response Date (or, in the event a Notice of Major Transaction is not delivered at least ten days prior to a Major Transaction, at any time prior to the consummation of a Major Transaction) any holder of Preferred Shares then outstanding may require the Company to redeem all of the holder's Preferred Shares then outstanding by delivering written notice thereof via facsimile and overnight courier ("NOTICE OF REDEMPTION AT OPTION OF BUYER UPON MAJOR TRANSACTION") to the Company, which Notice of Redemption at Option of Buyer Upon Major Transaction shall indicate (i) the number of Preferred Shares that such holder is electing to redeem and
      (ii) the applicable Major Transaction Redemption Price, as calculated pursuant to Section 3(a).

                  (f) MECHANICS OF REDEMPTION AT OPTION OF BUYER UPON TRIGGERING EVENT. Within one (1) day after the occurrence of a Triggering Event, the Company shall deliver written notice thereof via facsimile and overnight courier ("NOTICE OF TRIGGERING EVENT") to each holder of Preferred Shares. At any time after the earlier of a holder's receipt of a Notice of Triggering Event and such holder becoming aware of a Triggering Event, any holder of Preferred Shares then outstanding may require the Company to redeem all of the Preferred Shares by delivering written notice thereof via facsimile and overnight courier ("NOTICE OF REDEMPTION AT OPTION OF BUYER UPON TRIGGERING EVENT") to the Company, which Notice of Redemption at Option of Buyer Upon Triggering Event shall indicate (i) the number of Preferred Shares that such holder is electing to redeem and (ii) the applicable Triggering Event Redemption Price, as calculated pursuant to
      Section 3(b) above.

                  (g) PAYMENT OF REDEMPTION PRICE. Upon the Company's receipt of a Notice(s) of Redemption at Option of Buyer Upon Major Transaction or a Notice(s) of Redemption at Option of Buyer Upon Triggering Event, as the case may be, from any holder of Preferred Shares, the Company shall immediately notify each holder of Preferred Shares by facsimile of the Company's receipt of such notices and each holder which has sent such a notice shall promptly submit to the Transfer Agent such holder's Preferred Stock Certificates which such holder has elected to have redeemed. The Company shall deliver the applicable Redemption Price to such holder within five business days after the Company's receipt of a Notice of Redemption at Option of Buyer Upon Triggering Event or concurrently with the consummation of a Major Transaction if the Company shall have received a Notice of Redemption at Option of Buyer Upon Major Transaction; provided that a holder's Preferred Stock Certificates shall have been so delivered to the Transfer Agent. If the Company is unable to redeem all of the Preferred Shares submitted for redemption, the Company shall (i) redeem a pro rata amount from each holder of Preferred Shares based on the number of Preferred Shares submitted for redemption by such holder relative to the total number of Preferred Shares submitted for redemption by all holder of Preferred Shares and (ii) in addition to any remedy such holder of Preferred Shares may have under this Certificate of Designations and the Securities Purchase Agreement, pay to each holder interest at the rate of 2.5% per month (prorated for partial months) in respect of each unredeemed Preferred Share until paid in full.

                  (h) VOID REDEMPTION. In the event that the Company does not pay the Redemption Price within the time period set forth in Section 3(g), at any time thereafter and until the Company pays such unpaid applicable Redemption Price in full, a holder of Preferred Shares shall have the option (the "VOID OPTIONAL REDEMPTION OPTION") to, in lieu of redemption, require the Company to promptly return to such holder any or all of the Preferred Shares that were submitted for redemption by such holder under this Section 3 and for which the applicable Redemption Price (together with any interest thereon) has not been paid, by sending written notice thereof to the Company via facsimile (the "VOID OPTIONAL REDEMPTION NOTICE"). Upon the Company's receipt of such Void Optional Redemption Notice, (i) the Notice of Redemption at Option of Buyer Upon Triggering Event or the Notice of Redemption at Option of Buyer Upon Major Transaction, as the case may be, shall be null and void with respect to those Preferred Shares subject to the Void Optional Redemption Notice,
      (ii) the Company shall immediately return any Preferred Shares subject to the Void Optional Redemption Notice, (iii) the Fixed Conversion Price of such returned Preferred Shares shall be adjusted to the lesser of (A) the Fixed Conversion Price as in effect on the date on which the Void Optional Redemption Notice is delivered to the Company and (B) the lowest Closing Bid Price during the period beginning on the date on which the Notice of Redemption at Option of Buyer Upon Major Transaction or the Notice of Redemption at Option of Buyer Upon Triggering event, as the case may be, is delivered to the Company and ending on the date on which the Void Optional Redemption Notice is delivered to the Company, and (iv) the Conversion Percentage in effect at such time shall be reduced by a number of percentage points equal to the product of (A) .25 and (B) the number of days in the period beginning on the date which is five business days after the date on which the Notice of Redemption at Option of Buyer Upon Major Transaction or the Notice of Redemption at Option of Buyer Upon Triggering Event, as the case may be, is delivered to the Company and ending on the date on which the Void Optional Redemption Notice is delivered to the Company.

                  (i) DISPUTES; MISCELLANEOUS. In the event of a dispute as to the determination of the Closing Bid Price, the Closing Sale Price or the arithmetic calculation of the Redemption Price, such dispute shall be resolved pursuant to Section 2(e)(iii) above with the term "Closing Bid Price" and/or Closing Sale Price, as the case may be, being substituted for the term "Market Price" and the term "Redemption Price" being substituted for the term "Conversion Rate". A holder's delivery of a Void Optional Redemption Notice and exercise of its rights following such notice shall not effect the Company's obligations to make any payments which have accrued prior to the date of such notice. Payments provided for in this Section 3 shall have priority to payments to holders of capital stock which is ranked junior to the Preferred Shares in connection with a Major Transaction and shall be PARI PASSU with any Pari Passu Shares (as defined in Section 8) which have redemption rights in the event of a Major Transaction similar to the Preferred Shares. In the event of a redemption pursuant to this Section 3 of less than all of the Preferred Shares represented by a particular Preferred Stock Certificate, the Company shall promptly cause to be issued and delivered to the holder of such Preferred Shares a preferred stock certificate representing the remaining Preferred Shares which have not been redeemed.

            (4)   OTHER RIGHTS OF HOLDERS.

                  (a) REORGANIZATION, RECLASSIFICATION, CONSOLIDATION, MERGER OR SALE. Any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Company's assets to another Person or other transaction which is effected in such a way that holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock is referred to herein as "ORGANIC CHANGE." Prior to the consummation of any (i) sale of all or substantially all of the Company's assets to an acquiring Person or (ii) other Organic Change following which the Company is not a surviving entity, the Company will secure from the Person purchasing such assets or the successor resulting from such Organic Change (in each case, the "ACQUIRING ENTITY") written agreement (in form and substance satisfactory to the holders of a majority of the Preferred Shares then outstanding) to deliver to each holder of Preferred Shares in exchange for such shares, a security of the Acquiring Entity evidenced by a written instrument substantially similar in form and substance to the Preferred Shares and satisfactory to the holders of a majority of the Preferred Shares then outstanding, including, without limitation, having a stated value and liquidation preference equal to the Stated Value and the Liquidation Preference of the Preferred Shares held by such holder. Prior to the consummation of any other Organic Change, the Company shall make appropriate provision (in form and substance satisfactory to the holders of a majority of the Preferred Shares then outstanding) to insure that each of the holders of the Preferred Shares will thereafter have the right to acquire and receive in lieu of or in addition to (as the case may be) the shares of Common Stock immediately theretofore acquirable and receivable upon the conversion of such holder's Preferred Shares such shares of stock, securities or assets that would have been issued or payable in such Organic Change with respect to or in exchange for the number of shares of Common Stock which would have been acquirable and receivable upon the conversion of such holder's Preferred Shares as of the date of such Organic Change (without taking into account any limitations or restrictions on the convertibility of the Preferred Shares).

                  (b) PURCHASE RIGHTS. If at any time the Company grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock (the "PURCHASE RIGHTS"), then the holders of Preferred Shares will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such holder could have acquired if such holder had held the number of shares of Common Stock acquirable upon complete conversion of the Preferred Shares (without taking into account any limitations or restrictions on the convertibility of the Preferred Shares) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase

      Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

                  (c) FORCED DELISTING. If a redemption voided pursuant to
      Section 3(h) was caused by a Triggering Event involving the Company's inability to issue Conversion Shares (as defined in the Securities Purchase Agreement) because of the Exchange Cap (as defined in Section
      12), and if so directed by the holders of at least two-thirds (2/3) of the Preferred Shares then outstanding, including shares of Preferred Shares submitted for redemption pursuant to Section 3 with respect to which the applicable Redemption Price has not been paid, in a Void Optional Redemption Notice, the Company shall immediately delist the Common Stock from exchange or automated quotation system on which the Common Stock is traded and have the Common Stock, at such holders' option, traded on the electronic bulletin board or the "pink sheets".

            (5)   COMPANY'S RIGHT TO REDEEM AT ITS ELECTION.

                  (a) COMPANY'S RIGHT TO REDEEM AT ITS ELECTION. Notwithstanding
      Section 2(e) or anything herein to the contrary but subject to Sections 5(a)(iv) below, after 90 days following the Issuance Date if a Company's Election Redemption Event (as defined below) should occur, the Company shall have the right, in its sole discretion, to redeem ("REDEMPTION AT THE COMPANY'S ELECTION"), any or all of the Preferred Shares in accordance with Section 5(a)(ii) below at the Redemption Price at the Company's Election (as defined below). If the Company elects to redeem some, but not all, of the Preferred Shares, the Company shall redeem an amount from each holder of Preferred Shares equal to such holder's pro rata amount (based on the number of Preferred Shares held by such holder relative to the number of Preferred Shares outstanding) of all Preferred Shares being redeemed. For purposes of this Section 5, a "COMPANY'S ELECTION REDEMPTION EVENT" shall mean any trading day when the average of the daily volume-weighted average trading price, as reported by Bloomberg, for the prior ten (10) consecutive trading days is less than $3 per share.

                        (i) REDEMPTION PRICE AT THE COMPANY'S ELECTION. The "REDEMPTION PRICE AT THE COMPANY'S ELECTION" shall be an amount per Preferred Share equal to the Stated Value plus the Additional Amount plus an amount equal to 10% of the Stated Value plus the Additional Amount, per annum, measured from the Issuance Date to the date of such Redemption.

                        (ii) MECHANICS OF REDEMPTION AT THE COMPANY'S ELECTION. The Company shall effect a redemption no later than 4 trading days after delivering written notice of its Redemption at the Company's Election via facsimile and overnight courier ("NOTICE OF REDEMPTION AT THE COMPANY'S ELECTION") to (A) each holder of the Preferred Shares and (B) the Transfer Agent. The Company may only send such Notice of Redemption at the Company's Election either (i) on any trading day which is a Company's

      Election Redemption Event and where the daily volume-weighted average trading price is less than $3 per share on such trading date, (ii) within five (5) days of a Company's Election Redemption Event or (iii) within fifteen (15) business days of a Company's Election Redemption Event if any holder of Preferred Shares has converted such Preferred Shares at a Conversion Price below $3 per share during the 90 days prior to such Company's Election Redemption Event. Such Notice of Redemption at the Company's Election shall indicate (I) the number of Preferred Shares that have been selected for redemption, (II) the date that such redemption is to become effective (the "DATE OF REDEMPTION AT THE COMPANY'S ELECTION") and (III) the applicable Redemption Price at the Company's Election. From and after the Date of Redemption at the Company's Election (unless default shall be made by the Company in payment of the Redemption Price at the Company's Election) all dividends on the shares of Preferred Shares designated for redemption in such notice shall cease to accrue, and all rights of the holders thereof as stockholders of the Company, except the right to receive the Redemption Price at the Company's Election upon the surrender of certificates, shall cease and terminate and such shares shall not thereafter be transferred (except with the consent of the Company) on the books of the Company, and such shares shall not be deemed to be outstanding for any purpose whatsoever. At its election the Company, prior to the Date of Redemption at the Company's Election, may deposit the Redemption Price at the Company's Election in trust for the holders thereof with a bank or trust company (having a capital, surplus and undivided profits aggregating not less than $50,000,000) in the Borough of Manhattan, City and State of New York, the City of Dallas, State of Texas, or in any other city in which the Company at the time shall maintain a transfer agency with respect to such stock, in which case the Notice of Redemption at the Company's Election shall state the date of such deposit, shall specify the office of such bank or trust company as the place of payment of the Redemption Price at the Company's Election, and shall call upon the holders of the Preferred Shares to surrender the certificates representing such shares on or after the date fixed in such redemption notice (which shall not be later than the Date of Redemption at the Company's Election) against payment of the Redemption Price at the Company's Election. Any interest accrued on such funds shall be paid to the Company from time to time. Any monies so deposited which shall remain unclaimed by the holders of such Preferred Shares at the end of two years after the Date of Redemption at the Company's Election shall be returned by such bank or trust company to the Company. From and after the making of such deposit, the shares of Preferred Shares so designated for redemption shall not be deemed to be outstanding for any purpose whatsoever, and the rights of the holders of such shares shall be limited to the right to receive the redemption price of such shares (including all accrued and unpaid dividends up to the Date of Redemption at the Company's Election), without interest, upon surrender of the certificates representing the same to the Corporation at said office of such bank or trust company.

                        (iii) PAYMENT OF REDEMPTION PRICE. Each holder submitting Preferred Shares being redeemed under this Section 5(a) shall send such holder's Preferred

      Stock Certificates so redeemed to the Transfer Agent within five (5) business days after the Date of Redemption at the Company's Election, and the Company shall pay the applicable Redemption Price at the Company's Election to that holder in cash within three business days after such holder's Preferred Stock Certificates are delivered to the Company or its Transfer Agent. If the Company shall fail to pay the applicable Redemption Price at the Company's Election to such holder on a timely basis as described in this Section 5(a)(iii), in addition to any remedy such holder of Preferred Shares may have under this Certificate of Designations and the Securities Purchase Agreement, such unpaid amount shall bear interest at the rate of 2.5% per month until paid in full. Notwithstanding the foregoing, if the Company fails to pay the applicable Redemption Price at the Company's Election to a holder within the time period described in this Section 5(a) due to a dispute as to the arithmetic calculation of the Redemption Price at the Company's Election, such dispute shall be resolved pursuant to Section 2(e)(iii) above with the term "Redemption Price at the Company's Election" being substituted for the term "Conversion Rate."

                        (iv) COMPANY MUST HAVE IMMEDIATELY AVAILABLE FUNDS OR CREDIT FACILITIES. The Company shall not be entitled to send any Notice of Redemption at the Company's Election pursuant to Section 5(a)(ii) above and begin the redemption procedure under this Section 5(a), unless it has:

                              (A) the full amount of the Redemption Price at the Company's Election in cash, available in a demand or other immediately available account in a bank or similar financial institution;

                              (B) credit facilities, with a bank or similar financial institutions that are immediately available and unrestricted for use in redeeming the Preferred Shares, in the full amount of the Redemption Price at the Company's Election;

                              (C) a written agreement with a standby underwriter or qualified buyer ready, willing and able to purchase from the Company a sufficient number of shares of stock to provide proceeds necessary to redeem any stock that is not converted prior to a Redemption at the Company's Election; or

                              (D) a combination of the items set forth in the preceding clauses (A), (B) and (C), aggregating the full amount of the Redemption Price at the Company's Election.

                              (E) complied with Section 4(n) of the Securities Purchase Agreement;

                              (F) designated the Common Stock for quotation on the Principal Market and such Common Stock has not been suspended from trading or delisted;

                              (G) delivered Conversion Shares upon conversion of the Preferred Shares to the Buyers on a timely basis as set forth in
      Section 2(e) of this Certificate of Designations; and

                              (H) satisfied its material obligations and is not in default in any material respect under this Certificate of Designations, the Securities Purchase Agreement and the Registration Rights Agreement.

            (6) RESERVATION OF SHARES. The Company shall, so long as any of the Preferred Shares are outstanding, reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Preferred Shares, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all of the Preferred Shares then outstanding; provided that the number of shares of Common Stock so reserved shall at no time be less than 150% of the number of shares of Common Stock for which the Preferred Shares are at any time convertible. The initial number of shares of Common Stock reserved for conversions of the Preferred Shares and each increase in the number of shares so reserved shall be allocated pro rata among the holders of the Preferred Shares based on the number of Preferred Shares held by each holder at the time of issuance of the Preferred Shares or increase in the number of reserved shares, as the case may be. In the event a holder shall sell or otherwise transfer any of such holder's Preferred Shares, each transferee shall be allocated a pro rata portion of the number of reserved shares of Common Stock reserved for such transferor. Any shares of Common Stock reserved and allocated to any Person which ceases to hold any Preferred Shares shall be allocated to the remaining holders of Preferred Shares, pro rata based on the number of Preferred Shares then held by such holders.

            (7) VOTING RIGHTS. Holders of Preferred Shares shall have no voting rights, except as required by applicable law, including but not limited to the General Corporation Law of the State of Delaware, and as expressly provided in this Certificate of Designations.

            (8) LIQUIDATION, DISSOLUTION, WINDING-UP. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of the Preferred Shares shall be entitled to receive in cash out of the assets of the Company, whether from capital or from earnings available for distribution to its stockholders (the "LIQUIDATION FUNDS"), before any amount shall be paid to the holders of any of the capital stock of the Company of any class junior in rank to the Preferred Shares in respect of the preferences as to the distributions and payments on the liquidation, dissolution and winding up of the Company, an amount per Preferred Share equal to the sum of (i) $1,000 and (ii) the Additional Amount (such sum being referred to as the "LIQUIDATION PREFERENCE"); provided that, if the Liquidation Funds are insufficient to pay the full amount due to the holders of Preferred Shares and holders of shares of other classes or series of preferred stock of the Company that are of equal rank with the Preferred Shares as to payments of Liquidation Funds (the "PARI PASSU SHARES"), then each holder of Preferred Shares and Pari Passu Shares shall receive a percentage of the Liquidation Funds equal to the full amount of Liquidation Funds payable to such holder as a liquidation preference, in accordance with their respective Certificate of Designations, Preferences and Rights, as a percentage of the full amount of Liquidation Funds payable to all holders of Preferred Shares and Pari Passu Shares. In addition to the receipt of the Liquidation Preference, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of the Preferred Shares shall be entitled to receive Liquidation Funds distributed to holders of Common Stock, after the Liquidation Preference has been paid, to the same extent as if such holders of Preferred Shares had converted the Preferred Shares into Common Stock (without regard to any limitations on conversions herein or elsewhere) and had held such shares of Common Stock on the record date for such distribution of the remaining Liquidation Funds. The purchase or redemption by the Company of stock of any class, in any manner permitted by law, shall not, for the purposes hereof, be regarded as a liquidation, dissolution or winding up of the Company. Neither the consolidation or merger of the Company with or into any other Person, nor the sale or transfer by the Company of less than substantially all of its assets, shall, for the purposes hereof, be deemed to be a liquidation, dissolution or winding up of the Company. No holder of Preferred Shares shall be entitled to receive any amounts with respect thereto upon any liquidation, dissolution or winding up of the Company other than the amounts provided for herein; provided that a holder of Preferred Shares shall be entitled to all amounts previously accrued with respect to amounts owed hereunder.

            (9) PREFERRED RANK. All shares of Common Stock shall be of junior rank to all Preferred Shares in respect to the preferences as to distributions and payments upon the liquidation, dissolution and winding up of the Company. The rights of the shares of Common Stock shall be subject to the preferences and relative rights of the Preferred Shares. Without the prior express written consent of the holders of not less than two-thirds (2/3) of the then outstanding Preferred Shares, the Company shall not hereafter authorize or issue additional or other capital stock that is of senior to the Preferred Shares in respect of the preferences as to distributions and payments upon the liquidation, dissolution and winding up of the Company. Without the prior express written consent of the holders of not less than two-thirds (2/3) of the then outstanding Preferred Shares, the Company shall not hereafter authorize or make any amendment to the Company's Certificate of Incorporation or bylaws, or file any resolution of the board of directors of the Company with the Delaware Secretary of State or enter into any agreement containing any provisions, which would adversely affect or otherwise impair the rights or relative priority of the holders of the Preferred Shares relative to the holders of the Common Stock or the holders of any other class of capital stock. In the event of the merger or consolidation of the Company with or into another corporation, the Preferred Shares shall maintain their relative powers, designations and preferences provided for herein and no merger shall result inconsistent therewith.

            (10)  INTENTIONALLY OMITTED.

            (11) RESTRICTION ON REDEMPTION AND DIVIDENDS. So long as at least 20% of the Preferred Shares issued are outstanding, the Company shall not, directly or indirectly, redeem, or declare or pay any dividend or distribution on its Common Stock without the prior express written consent of the holders of a majority of the then outstanding Preferred Shares, except that no such consent shall be required for the Company to adopt, as approved by its directors, a shareholder rights plan and to effect any dividend or distribution of a right, junior preferred stock, or other similar security in connection with such plan to the extent that the rights, stock or similar security attach equally to all such Common Stock including the Conversion Shares issued upon conversion.

            (12) LIMITATION ON NUMBER OF CONVERSION SHARES. The Company shall not be obligated to issue any shares of Common Stock upon conversion of the Preferred Shares if the issuance of such shares of Common Stock would exceed that number of shares of Common Stock which the Company may issue upon conversion of the Preferred Shares (the "EXCHANGE CAP") without breaching the Company's obligations under the rules or regulations of the Principal Market, except that such limitation shall not apply in the event that the Company (a) obtains the approval of its stockholders as required by the applicable rules of the Principal Market (or any successor rule or regulation) for issuances of Common Stock in excess of such amount or (b) obtains a written opinion from outside counsel to the Company that such approval is not required, which opinion shall be reasonably satisfactory to the holders of a majority of the Preferred Shares then outstanding. Until such approval or written opinion is obtained, no purchaser of Preferred Shares pursuant to the Securities Purchase Agreement (the "PURCHASERS") shall be issued, upon conversion of Preferred Shares, shares of Common Stock in an amount greater than the product of (i) the Exchange Cap amount multiplied by (ii) a fraction, the numerator of which is the number of Preferred Shares issued to such Purchaser pursuant to the Securities Purchase Agreement and the denominator of which is the aggregate amount of all the Preferred Shares issued to the Purchasers pursuant to the Securities Purchase Agreement (the "CAP ALLOCATION AMOUNT"). In the event that any Purchaser shall sell or otherwise transfer any of such Purchaser's Preferred Shares, the transferee shall be allocated a pro rata portion of such Purchaser's Cap Allocation Amount. In the event that any holder of Preferred Shares shall convert all of such holder's Preferred Shares into a number of shares of Common Stock which, in the aggregate, is less than such holder's Cap Allocation Amount, then the difference between such holder's Cap Allocation Amount and the number of shares of Common Stock actually issued to such holder shall be allocated to the respective Cap Allocation Amounts of the remaining holders of Preferred Shares on a pro rata basis in proportion to the number of Preferred Shares then held by each such holder.

            (13) VOTE TO CHANGE THE TERMS OF PREFERRED SHARES. The affirmative vote at a meeting duly called for such purpose or the written consent without a meeting, of the holders of not less than two-thirds (2/3) of the then outstanding Preferred Shares, shall be required for any change to this Certificate of Designations or the Company's Certificate of Incorporation which would amend, alter, change or repeal any of the powers, designations, preferences and rights of the Preferred Shares.

            (14) LOST OR STOLEN CERTIFICATES. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing the Preferred Shares, and, in the case of loss, theft or destruction, of any indemnification undertaking by the holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of the Preferred Stock Certificate(s), the Company shall execute and deliver new preferred stock certificate(s) of like tenor and date; provided, however, the Company shall not be obligated to re-issue preferred stock certificates if the holder contemporaneously requests the Company to convert such Preferred Shares into Common Stock.

            (15) REMEDIES, CHARACTERIZATIONS, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF. The remedies provided in this Certificate of Designations shall be cumulative and in addition to all other remedies available under this Certificate of Designations, at law or in equity (including a decree of specific performance and/or other injunctive relief), no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy and nothing herein shall limit a holder's right to pursue actual damages for any failure by the Company to comply with the terms of this Certificate of Designations. The Company covenants to each holder of Preferred Shares that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the holder thereof and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the holders of the Preferred Shares and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the holders of the Preferred Shares shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

            (16) SPECIFIC SHALL NOT LIMIT GENERAL; CONSTRUCTION. No specific provision contained in this Certificate of Designations shall limit or modify any more general provision contained herein. This Certificate of Designations shall be deemed to be jointly drafted by the Company and all Buyers and shall not be construed against any person as the drafter hereof.

            (17) FAILURE OR INDULGENCE NOT WAIVER. No failure or delay on the part of a holder of Preferred Shares in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

                                  * * * * *

      IN WITNESS WHEREOF, the Company has caused this Certificate of Designations to be signed by Herman M. Freitsch, its Chief Executive Officer, as of the 6th day of February 1998.

                          INTELECT COMMUNICATIONS, INC.


                           By: /S/ HERMAN M. FRIETSCH
                           Name: Herman M. Frietsch
                           Its: Chief Executive Officer

                                   EXHIBIT I

                           ISSUER CONVERSION NOTICE

Reference is made to the Certificate of Designations, Preferences and Rights of INTELECT COMMUNICATIONS, INC. (the "CERTIFICATE OF DESIGNATIONS"). In accordance with and pursuant to the Certificate of Designations, the undersigned hereby elects to convert the number of shares of Series C Convertible Preferred Stock, par value $0.01 per share (the "PREFERRED SHARES"), of INTELECT COMMUNICATIONS, INC., a Delaware corporation (the "COMPANY"), indicated below into shares of Common Stock, par value $0.01 per share (the "COMMON STOCK"), of the Company, by tendering the stock certificate(s) representing the share(s) of Preferred Shares specified below as of the date specified below.

      Date of Conversion:

      Number of Preferred Shares to be converted:

      Stock certificate no(s). of Preferred Shares to be converted:

Please confirm the following information:

      Conversion Price:

      Number of shares of Common Stock to be issued:


Please issue the Common Stock into which the Preferred Shares are being converted and, if applicable, any check drawn on an account of the Company in the following name and to the following address:

      Issue to:

      Facsimile Number:

      Authorization:
                                    By:
                                    Title:

      Dated:

      Account Number:
        (if electronic book entry transfer):

      Transaction Code Number (if electronic book entry transfer):